                                                                         Exhibit
                                                                         12.1

                                  CBD Media LLC
                       Ratio of Earnings to Fixed Charges

                                                      Predecessor                           CBD Media LLC
                                        --------------------------------------------------------------------------------------
                                                                                  Period                   Period
                                                                                   from     Period from     from
                                                                                 January      March 8,    March 8,  Six Months
                                             Year Ended December 31,            1, 2002 to    2002 to     2002 to     Ended
                                        --------------------------------------   March 7,   December 31,  June 30,   June 30,
                                          1998      1999      2000      2001       2002         2002        2002       2003
                                          ----      ----      ----      ----       ----         ----        ----       ----

                                                (Dollars in thousands)                     (Dollars in thousands)
EARNINGS AS DEFINED:
Earnings from operations before
income taxes                            $ 41,150  $ 27,030  $ 29,417  $ 32,845  $    4,965  $      3,548  $    848  $  (4,301)

Fixed charges                                 69       220       211       237          31        10,597     4,242     15,005
                                        --------------------------------------------------  ---------------------------------
Earnings as defined                     $ 41,219  $ 27,250  $ 29,628  $ 33,082  $    4,996  $     14,145  $  5,090  $  10,704
                                        --------------------------------------------------  ---------------------------------

FIXED CHARGES AS DEFINED:
Interest expense, including
amortization of                         $     69  $     69  $     69  $     69  $       16  $     10,545  $  4,196  $  14,920
   debt issue costs
Portion of rental expense
representative of the interest factor                  151       142       168  $       15            52        46         85
                                        --------------------------------------------------  ---------------------------------
Fixed charges as defined                $     69  $    220  $    211  $    237  $       31  $     10,597  $  4,242  $  15,005
                                        --------------------------------------------------  ---------------------------------

RATIO OF EARNINGS TO
FIXED CHARGES                              597.4     123.9     140.4     139.6       161.2           1.3       1.2        0.7
                                        --------------------------------------------------  ---------------------------------